Evans Bancorp Reports 2009 First Quarter Results

•	First quarter net loss of $1.25 million; impacted by higher provision for loan and lease losses and non-cash goodwill impairment charge

•	Company exiting national leasing business

•	Total deposits grow 13.9% and core lending up 4.1% in first quarter 2009

•	Noninterest income grows 10.3% driven by strong growth in insurance services; total revenue was up 15.4%

ANGOLA, NY, April 22, 2009 – Evans Bancorp, Inc. (the “Company”) (NASDAQ: EVBN), a community financial services company serving Western New York, today reported its results of operations for the quarter ended March 31, 2009.

The Company recorded a net loss for the first quarter of 2009 of $1.2 million, or $0.45 per diluted share, compared with net income of $1.6 million, or $0.58 per diluted share, in the first quarter of 2008. The net loss was primarily due to a $1.2 million after-tax and non-cash charge for impairment of the entire $2.0 million of goodwill associated with the Company’s leasing business. First quarter results were additionally impacted from the recording of a $3.3 million provision for loan and lease losses, or a $2.8 million increase over first quarter 2008, of which $2.5 million was the result of credit deterioration in the leasing portfolio. Return on average equity was (10.81%) for the quarter, compared with 14.45% in last year’s first quarter.

“Net operating income” (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers to be “non-operating” items. Net operating income for the first quarter of 2009 was $0.10 million, or $0.04 per diluted share, a decrease of $1.6 million, or (93.9%), from net operating income of $1.7 million, or $0.62 per diluted share, in the first quarter of 2008.

David J. Nasca, President and CEO of Evans Bancorp stated, “We understand that this quarter’s results are disappointing amidst what has been strong forward momentum and growth by the Company. In the past two years our goal has been to strengthen the balance sheet and our capital position. As a step to reduce additional credit exposure, we have elected to exit our national leasing operations. The actions taken this quarter will help us reduce risk and also enable the reallocation of capital back into our core businesses of banking, insurance and investment services, which have been performing strongly. In addition, our strong capital position allows us to weather this type of economic storm, enables flexibility as opportunities for expansion present themselves, and provides an ability to return capital to our shareholders.”

Mr. Nasca continued, “This quarter we have had strong growth in loans and deposits within our core business franchise and measurable growth in insurance. Our financial services solutions provide us the platform to capture market share in an uncertain environment and drive exceptional customer experience.”

Supplemental Non-GAAP Disclosure

To provide investors with greater visibility of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes the non-cash impairment and amortization of acquisition-related goodwill and intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. See the reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share in the following table:

Reconciliation of GAAP Net Income to Net Operating Income

	Three months ended March 31
	2009	2008	Change
(in thousands, except per share)
GAAP Net Income	($1,247)	$1,593	(178.3)%
Goodwill impairment charge*	1,214	—
Amortization of intangibles*	137	99

Net operating income	$104	$1,692	(93.9)%

GAAP diluted earnings per share	($0.45)	$0.58	(177.6)%
Goodwill impairment charge*	0.44	—
Amortization of intangibles*	0.05	0.04

Diluted net operating earnings per share	$0.04	$0.62	(93.5)%

* After any tax-related effect

Net Interest Income
Net interest income increased to $5.21 million during the first quarter of 2009, an increase of $0.27 million, or 5.4%, from $4.95 million in the fourth quarter of 2008, and an increase of 19.6% from $4.36 million in the first quarter 2008. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. The core loan portfolio is defined as total loans and leases less direct financing leases. Core loans were $363.4 million at March 31, 2009, an increase of 4.1% from $349.1 million at December 31, 2008. This equates to a 16.4% annualized growth rate. The Company continued to experience strong growth in commercial real estate. Origination of residential mortgages was also very strong in the first quarter of 2009 with $6.1 million in originations, compared with $2.6 million in last year’s first quarter. Residential mortgage balances are lower, however, as the Company does not hold 30-year loans and has sold most of the mortgages to Fannie Mae, resulting in a gain on sale of $29 thousand, compared with a gain of $1 thousand in the previous year’s first quarter. The Company continues to service all mortgage loans it originates. The direct financing lease portfolio declined $3.2 million to $55.4 million at the end of the 2009 first quarter as the Company measurably slowed lease originations through the first three months of 2009. In April, the Company ceased the origination of new leases outside of the Western New York market.

Total deposits were $460.0 million at March 31, 2009, an increase of 13.9% from $404.0 million at December 31, 2008. This equates to a 55.6% annualized growth rate. The Company continued to benefit from account acquisition in its retail money market product during the first quarter of 2009. Seasonal growth in the Company’s muni-vest municipal savings account was also a significant factor for the increase in deposits in the first quarter 2009. Municipal deposits trend higher in the first quarter when municipalities collect taxes. These deposits tend to diminish throughout the fiscal year as municipalities use the funds for operations.

Mr. Nasca noted, “One of our core strategies is to acquire and retain customers who maintain their primary transactional accounts with Evans. We believe the success in our money market account provides our sales and service force a product which helps to deepen our customer relationships and cultivate opportunities to meet other financial and insurance needs.”

The Company’s net interest margin continued to perform well at 4.31% in the first quarter of 2009, down slightly from 4.32% fourth quarter 2008. The Company’s net interest margin for the first quarter decreased from 4.44% in the first quarter of 2008. The decreased margin was partly due to a higher concentration of investments in the first quarter 2009, which typically have lower yields than loans, and a higher concentration in interest-bearing savings accounts due to the growth in the money market account. Limiting the effect of these factors was strong demand deposit growth. Compared with the first quarter of 2008, the Company’s average demand deposits were 13.2% higher in the first quarter of 2009.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases increased to 1.59% compared with 0.71% in the fourth quarter of 2008 and 0.44% for the 2008 first quarter. This increase in net charge-offs was primarily related to the direct finance national lease portfolio. Excluding the lease portfolio, there were only $9 thousand in net charge-offs.

The ratio of non-performing loans and leases to total loans and leases increased to 0.98% at March 31, 2009, compared with 0.88% at December 31, 2009 and 0.13% at the end of last year’s first quarter. The increase in non-performing loans and leases of $0.5 million from December 31, 2008 was a result of further weakness in the leasing portfolio as non-accruing leases increased from $0.8 million at December 31, 2008 to $1.6 million at March 31, 2009.

The increased net charge-offs and non-performing loans resulted in an increased provision for loan and lease losses of $3.3 million in the first quarter of 2009, compared with $1.7 million in the fourth quarter of 2008 and $0.6 million in the first quarter of 2008. $2.9 million of the $3.3 provision was related to the national lease portfolio. The allowance for loan and lease losses to total loans and leases ratio was 1.86% at March 31, 2009, compared with 1.49% at December 31, 2008, and 1.40% at March 31, 2008.

Gary Kajtoch, Senior Vice President and CFO of Evans Bank, the Company’s wholly-owned subsidiary, commented, “With the economy in a deep recession, we have been proactive in our approach to managing asset quality and reducing exposure on our balance sheet. The expansion of our loan loss reserve provides increased coverage on both performing and non-performing assets. Although we expect weakness in the economy to continue over the next few quarters, with our recent move to exit the national leasing business we are better positioned for this environment.”

Non-Interest Income

Non-interest income, which represented 42.8% of total revenue compared with 44.8% in last year’s first quarter, increased 10.3%, or $0.36 million, from last year’s first quarter to $3.89 million in the first quarter of 2009.

Insurance service and fee income, the largest component of non-interest income, improved 9.0% to $2.33 million for the first quarter of 2009. Personal lines revenue was the fastest growing product line for The Evans Agency (“TEA”), the Company’s insurance agency subsidiary. This was primarily due to the purchase of the Fitzgerald Insurance Agency in August of 2008. Bank-owned life insurance (“BOLI”) revenue increased from $0.06 million in revenue in last year’s first quarter to $0.22 million in the first quarter of 2009. The increased BOLI revenue was a result of proceeds from a life insurance policy collected in the first quarter of 2009 along with the poor performance during last year’s first quarter of two equity-based BOLI policies which have subsequently been sold. Other income increased $0.28 million from the first quarter of 2008 to the first quarter of 2009 due to revenue generated by Suchak Data Systems, Inc. (“SDS”), a data processing company which was acquired by the Company on December 31, 2008. Last year’s first quarter was also impacted by a one-time gain of $0.33 million due to the curtailment of its pension plan after freezing the plan on January 31, 2008.

Non-Interest Expense

Total non-interest expenses were $7.68 million for the first quarter of 2009, an increase of 51.0% from
$5.09 million in the first quarter of 2008. Included in the increase was a $2.0 million non-cash goodwill impairment charge. The charge was the result of the re-evaluation of the Company’s goodwill in light of its decision to exit the national leasing business. The impairment does not impact the Company’s regulatory capital ratios nor have any impact on the liquidity of the Company.

Excluding the goodwill impairment charge, total non-interest expenses were $5.70 million for the first quarter of 2009, an increase of 12.0% from first quarter 2008. The largest component of the increase in total non-interest expenses was salaries and employee benefits, which increased $0.43 million, or 15.0%, to $3.30 million for the quarter. Salaries and benefits were higher because of the addition of 18 new employees working in the Company’s new branch office in the Elmwood Village in Buffalo, and from the acquisitions of SDS and the Fitzgerald Agency.

As a result of the strong growth in net interest income and non-interest income, the efficiency ratio for the first quarter of 2009 improved to 60.3% from 62.4% in last year’s first quarter and 66.2% in the fourth quarter of 2008. Goodwill impairment and amortization are excluded from the efficiency ratio calculation.

Income tax benefit totaled ($0.64) million for the three month period ended March 31, 2009 reflecting an effective tax benefit rate of (34.0%). The effective tax rate for the first quarter of last year was 29.0%. Excluding the tax benefit from the impairment charge, the Company records an effective tax rate based on the expected rate for the entire year. The Company recognized a $0.11 million reduction in its deferred tax asset related to its leasing business as management estimates that the Company will be unable to utilize all of its deferred tax assets.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard of 6.00% with a Tier 1 leverage ratio of 8.47%. Average equity as a percentage of average assets was 8.58% in the three months ended March 31, 2009, compared with 9.06% in the three months ended December 31, 2008, and 9.96% in the three months ended March 31, 2008. The decrease was a result of the strong growth in core earning assets over the last year. The dividend and loss in the first quarter of 2009 resulted in a lower book value per share of $15.80 at March 31, 2009, compared with $16.57 at December 31, 2008, and $16.07 at March 31, 2008.

Because of its strong capital position, the Company maintained its dividend of $0.41 per common share, which it paid to shareholders on April1, 2009.

Conclusion
Mr. Nasca concluded, “Our strategy to acquire a larger share of the Western New York market by optimizing our core businesses of banking, insurance and investment advisory services was successful in the first quarter of this year. Reallocating capital from the national leasing business into our core community banking franchise will allow aggressive pursuit of our business model to expand Evans’ market position. While disappointed by the first quarter loss, we are confident that our strong capital base will allow us to regain the positive momentum exhibited in recent quarters once we have completed the exit of the national leasing business.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $556 million in assets and $460 million in deposits at March 31, 2009. The bank has twelve branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(in thousands except shares and per share data)

	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

ASSETS
Investment Securities	93,179	75,755	64,171	67,057	73,609
Loans	363,366	349,074	328,889	315,145	292,244
Leases	55,434	58,639	55,629	50,875	47,410
Allowance for loan and lease losses	(7,779)	(6,087)	(5,091)	(5,059)	(4,752)
Goodwill and intangible assets	10,801	12,946	12,488	12,226	12,392
All other assets	41,458	38,647	46,676	44,495	39,530
Total assets	$556,459	$528,974	$502,762	$484,739	$460,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$80,315	$75,959	$78,473	$76,947	$73,257
NOW deposits	9,471	10,775	12,635	16,691	9,956
Regular savings deposits	183,378	154,283	141,676	107,845	86,052
Muni-vest deposits	45,797	26,477	24,198	17,952	27,253
Time deposits	141,065	136,459	146,534	152,025	147,051
Total deposits	460,026	403,953	403,516	371,460	343,569
Borrowings	39,582	66,512	40,603	57,104	62,209
Other liabilities	13,097	12,590	13,096	10,877	10,666
Total stockholders’ equity	43,754	45,919	45,547	45,298	43,989

SHARES AND CAPITAL RATIOS
Common shares outstanding	2,769,788	2,771,788	2,755,274	2,755,274	2,737,997
Treasury shares	2,000	-	4,426	4,426	18,734
Book value per share	15.80	16.57	16.53	16.44	16.07
Tangible book value per share	11.90	11.90	12.00	12.00	11.54
Tier 1 leverage ratio	8.47%	9.02%	9.26%	9.90%	9.63%
Tier 1 risk-based capital ratio	10.13%	10.57%	11.19%	11.75%	12.12%
Total risk-based capital ratio	11.39%	11.82%	12.44%	13.00%	13.37%
Common dividend payout ratio	109.54%	43.74%	41.23%	39.10%	55.40%

ASSET QUALITY DATA
Non-performing loans	2,501	2,788	343	294	289
Non-performing leases	1,592	791	439	136	136
Total non-performing loans and leases	4,093	3,579	782	430	425
Net loan charge-offs (recoveries)	9	(1)	1	(1)	(2)
Net lease charge-offs	1,613	699	549	369	361
Total net loan and lease charge-offs	1,622	698	550	368	359

Non-performing loans/Total loans and leases	0.60%	0.68%	0.09%	0.08%	0.09%
Non-performing leases/Total loans and leases	0.38%	0.20%	0.11%	0.04%	0.04%
Non-performing loans and leases/Total loans and leases	0.98%	0.88%	0.20%	0.12%	0.13%
Net loan charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net lease charge-offs/Average loans and leases	1.59%	0.71%	0.59%	0.42%	0.44%
Net loan and lease charge-offs/Average loans and leases	1.59%	0.71%	0.59%	0.42%	0.44%
Allowance to loans and leases	1.86%	1.49%	1.32%	1.38%	1.40%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA
(in thousands except share and per share data)

	2009	2008	2008	2008	2008
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	7,426	7,471	7,634	7,149	6,897
Interest expense	2,212	2,524	2,500	2,319	2,539
Net interest income	5,214	4,947	5,134	4,830	4,358
Provision for loan and lease losses	3,314	1,695	582	675	557
Net interest income after provision	1,900	3,252	4,552	4,155	3,801

Deposit service charges	560	588	597	540	532
Insurance service and fee revenue	2,325	1,361	1,756	1,617	2,134
Premium on loans sold	29	18	2	4	1
Bank-owned life insurance	220	(29)	31	151	57
Pension curtailment	-	-	-	-	328
Other income	760	481	529	500	479
Total non-interest income	3,894	2,419	2,915	2,812	3,531

Salaries and employee benefits	3,302	2,570	2,940	2,837	2,872
Occupancy	719	706	631	578	626
Supplies	83	78	51	62	67
Repairs and maintenance	191	132	162	143	146
Advertising and public relations	81	163	125	102	108
Professional services	325	315	243	254	267
Technology and communications	174	302	305	290	275
Goodwill impairment	1,984	-	-	-	—
Amortization of intangibles	224	183	171	166	162
Other expenses	599	607	626	610	565
Total non-interest expenses	7,682	5,056	5,254	5,042	5,088

(Loss) Income before income taxes	(1,888)	615	2,213	1,925	2,244
Income tax (benefit) provision	(641)	110	788	540	651
Net (loss) income	($1,247)	$505	$1,425	$1,385	$1,593

PER SHARE DATA
Net (loss) income per common share-diluted	($0.45)	$0.18	$0.52	$0.50	$0.58
Cash dividends per common share	$0.41	-	$0.41	-	$0.37
Weighted average number of diluted shares	2,770,683	2,767,136	2,757,972	2,750,563	2,748,876

PERFORMANCE RATIOS
Return on average total assets	-0.93%	0.40%	1.16%	1.20%	1.44%
Return on average stockholders’ equity	-10.81%	4.37%	12.32%	12.37%	14.45%
Efficiency ratio	60.30%	66.18%	63.15%	63.90%	62.44%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(in thousands)
	2009	2008	2008	2008	2008
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$406,945	$390,670	$370,349	$345,200	$322,168
Investment securities	76,011	65,902	66,017	65,077	69,792
Interest bearing deposits at banks	602	1,685	3,086	651	703
Total interest-earning assets	483,558	458,257	439,452	410,928	392,663
Non interest-earning assets	54,102	51,819	53,369	50,220	49,979
Total Assets	537,660	$510,076	$492,821	$461,148	$442,642

NOW	$12,249	$10,376	$13,669	$12,722	$10,401
Regular savings	167,769	146,184	126,324	93,448	86,758
Muni-Vest savings	30,113	24,216	20,742	24,457	24,433
Time deposits	136,954	143,794	150,496	145,705	136,084
Total interest-bearing deposits	347,085	324,570	311,231	276,332	257,676
Other borrowings	52,506	47,666	45,146	56,594	60,077
Total interest-bearing liabilities	399,591	372,236	356,377	332,926	317,753

Demand deposits	79,220	80,089	79,107	72,940	69,996
Other non-interest bearing liabilities	12,693	11,524	11,075	10,493	10,804
Stockholders’ equity	46,156	46,227	46,262	44,789	44,089
Total interest-free funds	138,069	137,840	136,444	128,222	124,889

Total Liabilities and Equity	537,660	$510,076	$492,821	$461,148	$442,642

YIELD/RATE
Loans and leases, net	6.55%	6.98%	7.46%	7.46%	7.67%
Investment securities	4.02%	3.97%	4.32%	4.38%	4.12%
Interest bearing deposits at banks	0.00%	0.71%	1.69%	1.84%	2.28%
Total interest-earning assets	6.14%	6.52%	6.95%	6.96%	7.03%
NOW	0.36%	0.46%	0.82%	0.75%	0.58%
Regular savings	1.53%	1.95%	1.74%	1.22%	1.18%
Muni-Vest savings	0.89%	1.70%	1.85%	1.93%	2.90%
Time deposits	3.44%	3.69%	3.83%	3.95%	4.44%
Total interest-bearing deposits	2.19%	2.65%	2.72%	2.70%	3.04%
Other borrowings	2.41%	3.13%	3.41%	3.20%	3.88%
Total interest-bearing liabilities	2.21%	2.71%	2.81%	2.79%	3.20%
Interest rate spread	3.93%	3.81%	4.14%	4.17%	3.83%
Contribution of interest-free funds	0.38%	0.51%	0.53%	0.53%	0.61%
Net interest margin	4.31%	4.32%	4.67%	4.70%	4.44%